Exhibit 23

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the Registration Statements on Form S-3 (File No. 333-287555) and Form S-8 (File No. 333-222191) of Merchants Bancorp of our reports dated February 27, 2026, with respect to the consolidated financial statements of Merchants Bancorp and the effectiveness of internal control over financial reporting, included in this Annual Report on Form 10-K for the year ended December 31, 2025.

/s/ Forvis Mazars, LLP

 Forvis Mazars, LLP

Indianapolis, Indiana

February 27, 2026